EXHIBIT 11.2

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
                                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                             Computation of Fully Diluted Loss Per Common Share
                             For the Nine-Month Period Ended December 31, 1996
Loss applicable to common stock shareholders                               $ (67,069,606)
   Less: Preferred stock dividends                                             9,576,367
Net loss used to calculate fully diluted loss per
   common share, before adjustments                                          (57,493,239)

LESS : ADJUSTMENTS
Interest expense on term notes assumed to be
   CONVERTED, NET OF DEFERRED TAX EFFECT.......................                1,917,000
Interest expense reduction resulting from the assumed
   proceeds from exercise of warrants and options in
   excess of the 20 % buyback applied against
   short and long term debt,
   net of deferred tax effect........................................         10,994,000
Adjusted net loss                                                           $(44,582,239)
Weighted average fully diluted loss per common share                           $   (0.62)

Weighted average common and equivalent
   shares outstanding as of December 31, 1996                                 39,915,020
ADD SHARES ASSUMING CONVERSION OF :
Warrants, BANX                                                                36,751,083
Warrants, other                                                                2,235,541
Options                                                                        2,152,604
Treasury stock repurchase with proceeds                                       (8,108,108)

    Weighted average number of shares
    used to compute fully diluted loss
    per common share                                                          72,946,140
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  a. Interest expense reduction resulting from excess proceeds (over 20%
     treasury stock purchase) used to reduce debt is calculated based on actual interest expense incurred on the Senior Notes.
  b. Treasury method used to the extent of the 20% limit on the shares outstanding as of December 31, 1996.

  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.